GAIN Capital Announces Monthly Metrics for December 2016

Bedminster, New Jersey (January 10, 2017) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of December 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $8.6 billion, a decrease of 26.4% from November 2016 and 33.4% from December 2015[2].

•	OTC trading volume[1] of $189.1 billion, a decrease of 26.4% from November 2016 and 33.4% from December 2015[3].

•	Active OTC accounts[4] of 129,036, a decrease of 1.6% from November 2016 and 12.2% from December 2015.

Institutional Segment Metrics

•	ECN average daily volume[1] of $9.2 billion, a decrease of 11.2% from November 2016 and an increase of 36.0% from December 2015.

•	ECN volume[1] of $202.1 billion, a decrease of 11.2% from November 2016 and an increase of 36.0% from December 2015.

•	Swap Dealer average daily volume[1] of $3.2 billion, a decrease of 20.7% from November 2016 and an increase of 20.3% from December 2015.

•	Swap Dealer volume[1] of $70.0 billion, a decrease of 20.7% from November 2016 and an increase of 20.3% from December 2015.

Futures Segment Metrics

•	Futures average daily contracts of 26,160, a decrease of 20.5% from November 2016 and 21.2% from December 2015.

•	Futures contracts of 549,363, a decrease of 20.5% from November 2016 and 24.7% from December 2015.

•	Active futures accounts[4] of 8,368, a decrease of 1.1% from November 2016 and 3.5% from December 2015.

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1 US dollar equivalent of notional amounts traded.
2Average daily volume for December prior to the historically quiet Christmas holiday period was $9.9 billion.
3For the quarter, indirect volume represented 47% of total retail OTC trading volume.
4Accounts that executed a transaction during the last 12 months.

Management Commentary

”The increase in volatility and customer engagement we saw in early October continued through the remainder of the quarter driven by several macroeconomic events, including Brexit and the U.S. presidential election. As a result, Q4 2016 saw an improvement of approximately 50% in retail revenue per million compared to the Q3 2016 trailing twelve month capture rate,” remarked Glenn Stevens, Chief Executive Officer. “We believe political and macro-economic events in 2017 could be catalysts for continued growth in client engagement over the course of the year and would anticipate that over such period revenue capture rates will likely revert to Q3 2016 trailing twelve month levels,” concluded Mr. Stevens.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com